              877 North 8th West,  Riverton, WY  82501  USA      Ph: (307) 856-9271    Fx: (307) 857-3050    www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ENTERS AGREEMENT TO SELL
SIGNIFICANT INTEREST IN SUTTER GOLD MINING
INC. TO RMB RESOURCES LTD.

RIVERTON, Wyoming – June 13, 2008 -U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, uranium, oil and gas, gold, and real estate, announced today that it has entered into a private agreement to sell an aggregate of 39,062,072 common shares (the “Purchased Shares”) of Sutter Gold Mining Inc. (TSX-V:  SGM) (“SGMI”) to RMB Resources Ltd. (“RMB”), as trustee for the Telluride Investment Trust, for an aggregate purchase price of approximately Cdn. $5.4 million, in accordance with the terms of a share purchase agreement (the “Purchase Agreement”) and subject to closing conditions set out therein (the “Acquisition”).  The purchased shares will represent approximately 49.9% of the outstanding common shares of SGMI.  U.S. Energy Corp. currently owns 42,613,081 common shares of SGMI representing approximately 54.4% of the outstanding common shares of SGMI.  The Acquisition is expected to close at the end of July 2008.

Concurrently with the execution of the Purchase Agreement, U.S. Energy Corp. delivered to RMB a power of attorney pursuant to which RMB was granted the right to vote the common shares of SGMI currently owned by U.S. Energy Corp.

RMB is pursuing the Acquisition for investment purposes.  In addition to the Acquisition, the Purchase Agreement contemplates that RMB will subscribe for its proportionate ownership interest in SGMI in a financing transaction designed to provide SGMI with necessary working capital, subject to the receipt of necessary regulatory approval.  RMB reserves the right, depending on the circumstances including market conditions, to make further purchases, or disposals, of common shares of SGMI in the future.

Mark J. Larsen, President of U.S. Energy Corp., stated, “The sale of a majority of our position in Sutter Gold has been a corporate objective that will allow us to monetize our position in an asset where our liquidity has been in suspension for an extended period of time.  We believe that RMB will provide the catalyst to move this project forward in a meaningful way for the benefit of both U.S. Energy Corp. and Sutter Gold shareholders.  Upon closing the transaction, we plan to deploy the proceeds from this sale into cash flow generating operations such as oil and gas exploration and other projects that we continue to evaluate for investments in the near term.  We will also retain an equity position in Sutter along with a previously retained Net Profits Royalty on the project.”  “We expect the Net Profits Royalty will provide future revenues to the company as the Sutter project proceeds,” he added.

Press Release
June13, 2008

About RMB

RMB is a wholly owned unit of the Rand Merchant Bank division of FirstRand Bank.  The registered office of RMB is Level 13, 60 Castlereagh Street, Sydney, NSW, Australia.

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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, gold, and real estate.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
Mark J. Larsen, President
U.S. Energy Corp. (307) 856-9271